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                                                                    EXHIBIT 99.1

        HAYES LEMMERZ ESTABLISHES $75M RECEIVABLE SECURITIZATION PROGRAM


Northville, MI (December 10, 2004) - Hayes Lemmerz International, Inc. (NASDAQ:
HAYZ) announced today that it has established an accounts receivable securitization facility with Citigroup which will provide up to $75M in funding from a commercial paper conduit administered by Citicorp North America, Inc. Liquidity provided by the facility is expected to be used to replace early payment programs discontinued by the domestic automakers and for general corporate purposes. Funding made under the facility will have an initial all-in cost of approximately Libor plus 1.25% and the facility termination date is December 3, 2007.

"The securitization facility provides an additional source of liquidity for the Company and will provide savings compared to the cost of the early payment programs discontinued by the domestic automakers," said James Yost, Hayes Lemmerz' Chief Financial Official.

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 43 facilities in 14 countries and approximately 11,000 employees worldwide.

More information about Hayes Lemmerz International, Inc. is available at our website which is www.hayes-lemmerz.com.

This press release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.


Press:      Marika P. Diamond    734.737.5162
Investor:   Gary Findling        734.737.5102